As filed with the Securities and Exchange Commission on November 1, 2018

Registration No. 333-188929

Registration No. 333-213602

Registration No. 333-218388

Registration No. 333-225582

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-188929)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-213602)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-218388)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-225582)

FORM S-8

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

PennyMac Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-1098934
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3043 Townsgate Road, Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

PennyMac Financial Services, Inc. 2013 Equity Incentive Plan

(Full title of the plan)

Derek W. Stark

Senior Managing Director and Chief Legal Officer and Secretary

3043 Townsgate Road

Westlake Village, California 91361

(Name and address of agent for service)

Phone: (818) 224-7442

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

The Successor’s Adoption of the Predecessor’s Registration Statements

This Post-Effective Amendment on Form S-8 (the “Post-Effective Amendment”)  is being filed by PennyMac Financial Services, Inc., formerly known as New PennyMac Financial Services, Inc. (the “Successor”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to PNMAC Holdings, Inc., formerly known as PennyMac Financial Services, Inc. (the “Predecessor”), following the Closing (defined below) of the Reorganization (defined below).

In accordance with Rule 414(d), the Successor hereby expressly adopts, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements” and each a “Registration Statement”) that were filed by the Predecessor:

•                  Form S-8 filed on May 30, 2013 (File No. 333-188929) registering 23,047,133 shares of Class A common stock of the Predecessor (the “Class A Common Stock”) offered under the PennyMac Financial Services, Inc. 2013 Equity Incentive Plan (the “2013 Plan”),

•                  Form S-8 filed on September 13, 2016 (File No. 333-213602) registering 3,966,072 shares of Class A Common Stock offered under the 2013 Plan,

•                  Form S-8 filed on May 31, 2017 (File No. 333-218388) registering 1,322,024 shares of Class A Common Stock offered under the 2013 Plan, and

•                  Form S-8 filed on June 12, 2018 (File No. 333-225582) registering 3,322,024 shares of Class A Common Stock offered under the 2013 Plan.

The Predecessor paid the applicable registration fees at the time of the filing of the Registration Statements.

Following the Closing of the Reorganization, the Successor assumed the 2013 Plan, including all performance share awards, restricted share awards, restricted stock units and other incentive awards covering shares of Class A Common Stock, whether vested or not vested, that were outstanding before the Closing under the 2013 Plan.  Further, the terms and conditions that are in effect immediately prior to the Closing under each outstanding incentive award assumed by the Successor will continue in full force and effect after the Closing, except that the shares of Class A Common Stock reserved under the 2013 Plan and issuable under each such award will be replaced by shares of common stock of the Successor.  Also, the same number of shares reserved under the 2013 Plan will be reserved by the Successor.

The Closing of the Reorganization

On November 1, 2018, the transactions contemplated by a Contribution Agreement and Plan of Merger, dated August 2, 2018, were completed (the “Closing”) that established the Successor as a new holding company above the Predecessor and the publicly-held and public-reporting company (the “Reorganization”).  Immediately after the Closing, the Successor began conducting all of the business and operations conducted by the Predecessor prior to the Closing.  Shares of common stock of the Successor trade on the New York Stock Exchange under the same ticker symbol as the Predecessor, “PFSI.”

At the Closing, each share of Class A Common Stock of the Predecessor converted on one-for-one basis into common stock of the Successor; each share of Class B common stock of the Predecessor was cancelled for no consideration; and Class A units of Private National Mortgage Acceptance Company, LLC were contributed to the Successor and exchanged on a one-for-one basis for shares of common stock of the Successor.

PART I

The information specified in this Part I is omitted from this Post-Effective Amendment in accordance with Rule 428 under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such information is not being filed with the SEC either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC by the Predecessor or Successor are incorporated herein by reference:

(a)         The Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 9, 2018 (which incorporates by reference certain information from the Predecessor’s Definitive Proxy Statement filed on April 17, 2018);

(b)         The Predecessor’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 filed with the SEC on May 4, 2018 and August 2, 2018, respectively;

(c)          The Predecessor’s Current Reports on Form 8-K filed with the SEC on February 7, 2018, March 6, 2018, May 18, 2018, June 6, 2018, August 2, 2018 (Items 1.01, 2.03 and 8.01 only), August 2, 2018 (Items 1.01, 7.01 and 9.01), August 15, 2018, August 29, 2018, September 12, 2018, October 3, 2018 and November 1, 2018;

(d)         The Successor’s Current Report on Form 8-K12B filed with the SEC on November 1, 2018; and

(e)          The description of the Successor’s common stock contained in the Successor’s registration statement on Form S-4, initially filed with the SEC on August 2, 2018 (File No. 333-226531) and subsequently amended on September 12, 2018, and any amendment or report filed to update such description.

The Successor hereby incorporates by reference into, and deems to be a part of, this Post-Effective Amendment all documents filed by it with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the time of filing this Post-Effective Amendment and until prior to the time of filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except as to specific sections of such documents as specifically set forth therein including, but not limited to, information furnished pursuant to Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable SEC rules rather than filed, and any exhibits to the extent furnished in connection with Item 2.02 or Item 7.01.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

A.            Indemnification

The General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any individual made, or threatened to be made, a party to any type of proceeding because he or she is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.  In the case of an action brought by, or in the right of the corporation, known as a derivative action, indemnification is limited to expenses actually and reasonably incurred by the individual in connection with the defense or settlement of the action, and indemnification will be denied if the individual is liable to the corporation, unless otherwise determined by a court.

A corporation must indemnify a present or former director or officer who has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her.  Expenses incurred by an officer or director in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified.  Expenses incurred by former directors and officers or other employees and agents of the corporation or persons serving at the request of the corporation as directors, officers, employees or agents of another entity may also be paid upon such terms and conditions, if any, as the corporation deems appropriate.

In general, the Successor’s amended and restated certificate of incorporation, as amended, permits, and its amended and restated bylaws require, such indemnification with respect to directors and officers, to the fullest extent permitted under Delaware or other applicable law.  The Successor is required by its amended and restated bylaws to advance expenses that will be incurred by a covered person in connection with any such proceeding.

B.            Limitations on Directors’ Liability

The DGCL permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

The Successor’s amended and restated certificate of incorporation, as amended, provides that, to the fullest extent that the DGCL or any other law of the State of Delaware permits the limitation or elimination of the liability of directors, no director of the Successor shall be liable to the Successor or its stockholders for monetary damages for breach of fiduciary duty as a director.

C.            Contracts

In connection with the Reorganization, the Successor will assume the existing indemnification agreements among the Predecessor and each of its directors who will become directors of the Successor and that require indemnification to the fullest extent permitted by law (as described above), subject to certain exceptions and limitations.

D.            Insurance

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation, who are or were serving in that capacity, against liability asserted against or incurred in that capacity or arising from that status, whether or not the corporation would have power to indemnify against the same liability.

The Successor has purchased insurance which insures (subject to certain terms and conditions, exclusions and deductibles) the Successor against certain costs that it might be required to pay by way of indemnification to directors or officers under its amended and restated certificate of incorporation, as amended or amended and restated bylaws, indemnification agreements or otherwise, and protects individual directors and officers from certain losses for which they might not be indemnified by the Successor.  In addition, the Successor has purchased insurance that provides liability coverage (subject to certain terms and conditions, exclusion and deductibles) for amounts that the Successor or certain fiduciaries under employee benefit plans, which may include the Successor’s respective directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Post-Effective Amendment are listed in the Exhibit Index following Item 9 below and are incorporated herein by reference.

Item 9. Undertakings.

A.                                    The undersigned registrant hereby undertakes:

1.              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Post-Effective Amendment (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Post-Effective Amendment.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective applicable Registration Statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Post-Effective Amendment or any material change to such information in this Post-Effective Amendment;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Successor pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Post-Effective Amendment.

2.              That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation of the Successor (incorporated by reference to Exhibit 3.1 to the Form 8-K12B filed by the Successor on November 1, 2018).
3.2

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Successor (incorporated by reference to Exhibit 3.2 to the Form 8-K12B filed by the Successor on November 1, 2018)

3.3	Amended and Restated Bylaws of the Successor (incorporated by reference to Exhibit 3.3 to the Form 8-K12B filed by the Successor on November 1, 2018).
4.1	PennyMac Financial Services, Inc. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 of the Predecessor’s Form 8-K filed on May 14, 2013).**
4.2	First Amendment to the PennyMac Financial Services, Inc. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 of the Predecessor’s Form 10-K filed on March 9, 2018).**
4.3	Second Amendment to the PennyMac Financial Services, Inc. 2013 Equity Incentive Plan (incorporated by reference to Annex A of the Predecessor’s Definitive Proxy Statement filed on April 17, 2018).**
4.4

PennyMac Financial Services, Inc. 2013 Equity Incentive Plan Form of Restricted Stock Unit Award Agreement for Non-Employee Directors (incorporated by reference to Exhibit 10.1 of the Predecessor’s Form 8-K filed on May 16, 2013).**

4.5

PennyMac Financial Services, Inc. 2013 Equity Incentive Plan Form of Restricted Stock Unit Award Agreement for Executive Officers (incorporated by reference to Exhibit 10.9 of the Predecessor’s Form 10-Q filed on November 6, 2015).**

4.6

PennyMac Financial Services, Inc. 2013 Equity Incentive Plan Form of Restricted Stock Unit Award Agreement for Other Eligible Participants (incorporated by reference to Exhibit 10.10 of the Predecessor’s Form 10-Q filed on November 6, 2015).**

4.7	PennyMac Financial Services, Inc. 2013 Equity Incentive Plan Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.1 of the Predecessor’s Form 8-K filed on June 17, 2013).**
5.1	Opinion of Goodwin Procter LLP.*
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included in signature page hereto).*

* Filed herewith.

** Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on November 1, 2018.

PENNYMAC FINANCIAL SERVICES, INC.

By:	/s/ Derek W. Stark
Name:	Derek W. Stark
Title:	Senior Managing Director and Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David A. Spector and Derek W. Stark, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her in any and all capacities, to sign any and all amendments to this Post-Effective Amendment (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Spector	President and Chief Executive Officer and Director	November 1, 2018
David A. Spector	(Principal Executive Officer)

/s/ Andrew S. Chang	Chief Financial Officer	November 1, 2018
Andrew S. Chang	(Principal Financial Officer)

/s/ Gregory L. Hendry	Chief Accounting Officer	November 1, 2018
Gregory L. Hendry	(Principal Accounting Officer)

/s/ Stanford L. Kurland	Executive Chairman and Director	November 1, 2018
Stanford L. Kurland

/s/ Matthew Botein	Director	November 1, 2018
Matthew Botein

/s/ James K. Hunt	Director	November 1, 2018
James K. Hunt

/s/ Patrick Kinsella	Director	November 1, 2018
Patrick Kinsella

/s/ Joseph Mazzella	Director	November 1, 2018
Joseph Mazzella

/s/ Anne D. McCallion	Director	November 1, 2018
Anne D. McCallion

/s/ Farhad Nanji	Director	November 1, 2018
Farhad Nanji

/s/ Theodore W. Tozer	Director	November 1, 2018
Theodore W. Tozer

/s/ Mark Wiedman	Director	November 1, 2018
Mark Wiedman

/s/ Emily Youssouf	Director	November 1, 2018
Emily Youssouf